Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-209548) and related prospectus of Beacon Roofing Supply, Inc. (the “Company”) and to the incorporation by reference therein of our report dated February 16, 2016 with respect to the consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and for the year then ended, which appear in the Current Report on Form 8-K of the Company, dated February 16, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
March 18, 2016